TherapeuticsMD, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD announces third quarter financial results

– Company advances two phase 3 programs for novel hormone therapy product candidates –

– Sales increased by 82 percent over prior year period –

– Management to host conference call today at 4:30 p.m. EST –

Boca Raton, Fla., Nov. 6, 2014 – TherapeuticsMD Inc. (NYSE MKT: TXMD), an innovative women’s healthcare company, today announced its third quarter financial results for the period ending Sept. 30, 2014.

Third quarter and recent developments

•	Net revenue increased to approximately $4.2 million compared with approximately $2.3 million in the prior year, reflecting an 82 percent increase in product sales

•	Net loss was approximately $17.8 million compared with approximately $7.7 million in the prior year, reflecting continued investment in two phase 3 pipeline products

•	The company initiated its phase 3 REJOICE Trial for TX-004HR (VagiCap™), the investigational softgel vaginal suppository for treatment of painful intercourse, a symptom of vulvar and vaginal atrophy (VVA) due to menopause

•	The company continues to enroll patients in its phase 3 REPLENISH Trial for TX-001HR, a novel investigational bio-identical estradiol-progesterone combination product candidate

•	Cash totaled approximately $67.0 million as of the end of the quarter with no outstanding debt

“The third quarter was an important time of progress at TherapeuticsMD, with our late-stage clinical programs advancing and our current women’s health business continuing to perform well,” said TherapeuticsMD CEO Robert G. Finizio. “Additionally, market dynamics continue to evolve in favor of our novel hormone therapy development programs, and we are progressing toward study results for our phase 3 VVA program next year.”

Summary of financial results

For the third quarter ended Sept. 30, 2014, net revenue totaled approximately $4.2 million compared with approximately $2.3 million for the prior year’s quarter, reflecting an 82 percent increase in sales of the company’s current women’s health products. Revenue growth during the quarter was primarily driven by recently launched prenatal vitamin products and continued growth of product sales in this highly competitive market.

Cost of goods sold increased to approximately $1.1 million for the third quarter of 2014, compared with approximately $0.6 million for the prior year’s third quarter.

Total operating expenses for the third quarter of 2014 included research and development (R&D) expenses and sales, general and administrative expenses (SG&A). R&D expenses for the quarter were approximately $14.9 million, reflecting a one-time investment of approximately $4.1 million in clinical recruitment costs for the company’s ongoing phase 3 REPLENISH Trial. Third quarter 2013 R&D totaled approximately $4.1 million. SG&A expenses for the third quarter of 2014 were approximately $6.0 million and included marketing and sales expenses to support the launch of new prenatal products. SG&A totaled approximately $4.8 million for the third quarter of 2013.

Non-operating income for the third quarter of 2014 included miscellaneous and interest income of approximately $16,000, compared with expenses of approximately $436,000 primarily from financing costs in the prior year’s third quarter.

Net loss was approximately $17.8 million for the third quarter of 2014 or $0.12 per basic and diluted share, compared with approximately $7.7 million or $0.06 per basic and diluted share for the third quarter of 2013.

At Sept. 30, 2014, TherapeuticsMD had cash of approximately $67.0 million, compared with approximately $54.2 million at Dec. 31, 2013. At Nov. 4, 2014, TherapeuticsMD common stock outstanding totaled 156,030,476 shares.

Conference call today

As previously announced, TherapeuticsMD will host a conference call today to discuss these financial results and provide a business update. Details for the conference call include:

Date:	Nov. 6, 2014
Time:	4:30 p.m. EST
Telephone access (U.S. & Canada):	866-665-9531
Telephone access (International):	724-987-6977
Access code for all callers:	20658896

Additionally, a live webcast may be accessed on the company’s website, www.therapeuticsmd.com, under the “Investor” section.

About TherapeuticsMD

TherapeuticsMD Inc. is an innovative healthcare company focused on developing and commercializing products exclusively for women. With its patented SYMBODA™ technology platform, TherapeuticsMD is developing advanced hormone therapy pharmaceutical products to enable delivery of bio-identical hormones through a variety of dosage forms and administration routes. The company’s clinical development pipeline includes three phase 3 products. The company also manufactures and distributes branded and generic prescription prenatal vitamins as well as over-the-counter vitamins and cosmetics under the vitaMedMD® and BocaGreenMD® brands. More information is available at the following websites: www.therapeuticsmd.com, www.vitamedmd.com, www.vitamedmdrx.com and www.bocagreenmd.com.

This press release by TherapeuticsMD Inc. may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize its hormone therapy drug candidates and obtain additional financing necessary therefor; the length, cost and uncertain results of the company’s clinical trials; the potential of adverse side effects or other safety risks that could preclude the approval of the company’s hormone therapy drug candidates; the company’s reliance on third parties to conduct its clinical trials, research and development and manufacturing; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership. PDF copies of the company’s historical press releases and financial tables can be viewed and downloaded at its website: www.therapeuticsmd.com/pressreleases.aspx.

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Contacts

Investors:

Dan Cartwright
Chief Financial Officer

561-961-1900

Dan.Cartwright@TherapeuticsMD.com

Media:

Julia Amadio

Chief Product Officer

561-961-1900

Julia.Amadio@TherapeuticsMD.com

THERAPEUTICSMD, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current Assets:
Cash	$66,999,114	$54,191,260
Accounts receivable, net of allowance for doubtful accounts
of $29,149 and $26,555, respectively	2,148,724	1,690,753
Inventory	1,011,945	1,043,618
Other current assets	2,020,118	2,477,715
Total current assets	72,179,901	59,403,346

Fixed assets, net	69,567	61,318

Other Assets:
Prepaid expense	1,392,264	1,750,455
Intangible assets	841,741	665,588
Security deposit	125,000	135,686
Total other assets	2,359,005	2,551,729

Total assets	$74,608,473	$62,016,393

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$5,648,679	$2,114,217
Deferred revenue	848,149	1,602,580
Other current liabilities	4,511,079	3,601,189
Total current liabilities	11,007,907	7,317,986

Commitments and Contingencies

Stockholders' Equity:
Preferred stock - par value $0.001; 10,000,000 shares authorized;
no shares issued and outstanding	—	—
Common stock - par value $0.001; 250,000,000 shares authorized;
156,030,476 and 144,976,757 issued and outstanding, respectively	156,030	144,977
Additional paid-in capital	181,891,791	135,086,056
Accumulated deficit	(118,447,255)	(80,532,626)
Total stockholder' equity	63,600,566	54,698,407

Total liabilities and stockholders' equity	$74,608,473	$62,016,393

THERAPEUTICSMD, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues, net	$4,186,261	$2,294,720	$10,768,572	$5,912,800

Cost of goods sold	1,068,605	648,403	2,792,268	1,492,355

Gross profit	3,117,656	1,646,317	7,976,304	4,420,445

Operating expenses:
Sales, general, and administration	6,043,354	4,752,062	16,610,015	14,455,839
Research and development	14,909,430	4,098,903	29,052,149	7,710,546
Depreciation and amortization	12,747	32,356	39,909	50,949
Total operating expense	20,965,531	8,883,321	45,702,073	22,217,334

Operating loss	(17,847,875)	(7,237,004)	(37,725,769)	(17,796,889)

Other income (expense):
Miscellaneous income	6,260	11,965	43,411	15,444
Interest income	9,364	—	27,756	18,133
Interest expense	—	—	—	(1,165,981)
Financing costs	—	(447,969)	(260,027)	(1,107,937)
Loan guaranty costs	—	—	—	(2,944)
Total other income (expense)	15,624	(436,004)	(188,860)	(2,243,285)

Loss before taxes	(17,832,251)	(7,673,008)	(37,914,629)	(20,040,174)

Provision for income taxes	—	—	—	—

Net loss	$(17,832,251)	$(7,673,008)	$(37,914,629)	$(20,040,174)

Loss per share, basic and diluted:

Net loss per share, basic and diluted	$(0.12)	$(0.06)	$(0.26)	$(0.16)

Weighted average number of common
shares outstanding	152,200,455	131,212,706	147,594,810	121,701,292

THERAPEUTICSMD, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2014	2013
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(37,914,629)	$(20,040,174)
Adjustments to reconcile net loss to net cash flows used in
operating activities:
Depreciation	22,713	41,186
Amortization of intangible assets	17,196	9,764
Provision for doubtful accounts	2,594	48,355
Stock based compensation	3,226,241	1,926,992
Stock based expense for services	708,595	804,878
Amortization of deferred financing costs	260,027	1,055,948
Amortization of debt discount	—	1,102,680
Loan guaranty costs	—	2,944
Changes in operating assets and liabilities:
Accounts receivable	(460,565)	(1,235,433)
Inventory	31,673	467,624
Other current assets	197,569	(1,927,156)
Other assets	(17,069)	(984,974)
Accounts payable	3,534,462	830,585
Deferred revenue	(754,431)	707,520
Accrued expenses and other current liabilities	909,890	1,190,178

Net cash flows used in operating activities	(30,235,734)	(15,999,083)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent and trademark costs, net of abandoned costs	(193,349)	(257,633)
Purchase of property and equipment	(30,962)	(23,755)

Net cash flows used in investing activities	(224,311)	(281,388)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock, net	42,771,353	78,984,960
Proceeds from exercise of options	315,546	6,231
Proceeds from exercise of warrants	181,000	—
Proceeds from line of credit	—	500,000
Repayment of line of credit	—	(500,000)
Repayment of notes payable	—	(4,691,847)

Net cash flows provided by financing activities	43,267,899	74,299,344

Increase in cash	12,807,854	58,018,873
Cash, beginning of period	54,191,260	1,553,474
Cash, end of period	66,999,114	59,572,347

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest	$—	$212,853

Cash paid for income taxes	$—	$—

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:

Warrants issued for financing	$—	$1,711,956

Warrants issued for services	$—	$462,196